UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2008

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Road , Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amendment No. 2 to the Voting Agreement with Robert Khederian

The certificate of incorporation of Cambridge Heart, Inc. (the “Company”) provides that the holders of Series A Convertible Preferred Stock (the “Series A Preferred”), voting as a separate class, are entitled to elect up to four members of the Board of Directors and that at such time the total number of directors may not exceed nine.

The Company and Robert Khederian, who holds 67.6% of the outstanding Series A Preferred and Series A Warrants, including all of the outstanding Series A Preferred, are parties to an Amended and Restated Voting Agreement dated December 14, 2007, as amended by Amendment No. 1 dated May 19, 2008 (the “Voting Agreement”). Under the terms of the Voting Agreement, Mr. Khederian has agreed, among other things, to vote all of his shares of Series A Preferred so as to elect up to three individuals who are nominated or recommended for election as Series A Preferred directors by a majority of the Board, provided that, in the case of each such director, the Board has determined that such individual qualifies as an independent director under the Nasdaq Marketplace Rules then in effect or such director is serving at the time of the election as the Chief Executive Officer of the Company. The other material terms of the Voting Agreement are described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 19, 2007 and May 23, 2008.

Effective May 31, 2008, Mr. Khederian and the Company have entered into Amendment No. 2 to the Voting Agreement (“Amendment No. 2”). Under Amendment No. 2, Mr. Khederian agrees to vote all of his shares of Series A Preferred so as to elect up to four individuals (increased from three under the prior Voting Agreement) who are nominated or recommended for election as Series A Preferred directors by a majority of the Board, provided that, in the case of each such director, the Board has determined that such individual qualifies as an independent director under the Nasdaq Marketplace Rules then in effect or such director is serving at the time of the election as the Chief Executive Officer of the Company.

A copy of Amendment No. 2 is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Kenneth Hachikian as Chairman of the Board of Directors

On June 5, 2008, the Board of Directors elected Kenneth Hachikian as Chairman of the Board of Directors to serve until his successor is duly elected and qualified.

Election of Jeffrey Wiggins as Class II Director

On May 31, 2008, the Board of Directors voted to expand the number of directors of the Company from eight directors to nine directors and to elect Jeffrey Wiggins as a Class II director to serve until the annual meeting of the stockholders of the Company to be held in 2010 and until a successor is duly elected and qualified. The Board has determined that Mr. Wiggins qualifies as independent director under the Nasdaq Marketplace Rules.

Mr. Wiggins is a former Principal of Dresdner RCM Capital Management, where he was responsible for in excess of $4 billion dollars in health care related investments. Having joined Dresdner RCM in 1993, he became a Principal in 1997. While there, he started and managed several portfolios, advised other managers in their health care holdings, and initiated two public mutual funds. Prior to that time at O’Connor & Associates, Mr. Wiggins managed a derivative-based hedge fund portfolio investing in biotechnology, medical technology, pharmaceuticals, and health care services. Mr. Wiggins holds a B.A. from Hope College, with majors in Biology and Chemistry, and Masters degrees from Northwestern University in Music and Management.

In connection with his appointment as director of the Company, Mr. Wiggins will be entitled to receive the standard fees in connection with meetings of the Board and the $15,000 annual retainer generally received by non-employee directors of the Company. Further, in connection with his election to the Board, Mr. Wiggins was granted a stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.63 per share, the closing price of the Company’s common stock on June 2, 2008. The option shares become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

Resignation of Louis Blumberg from the Board of Directors

On June 5, 2008, Louis Blumberg tendered his resignation as a member of the Board of Directors. Mr. Blumberg’s letter of resignation indicated that he resigned due to differences in opinion about the Company’s strategic objectives and direction. A copy of Mr. Blumberg’s letter of resignation is filed as Exhibit 10.2 to this report.

Item 9.01.	Financial Statements and Exhibits

Exhibit number	Description

10.1	Amendment No. 2 dated May 31, 2008 to Amended and Restated Voting Agreement between Cambridge Heart, Inc. and Robert Khederian

10.2	Letter of Resignation of Louis Blumberg dated June 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: June 5, 2008	By:	/s/ Vincenzo LiCausi
Chief Financial Officer